UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2009

BASELINE OIL & GAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51888	30-0226902
State of Incorporation	Commission File Number	IRS Employer I.D. Number

411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060

Address of principal executive offices

Registrant’s telephone number: (281) 591-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Termination Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 1, 2009, Baseline Oil & Gas Corp. (“we”, “us” or “the Company”) incurred an Event of Default under that indenture dated October 1, 2007, as amended by that First Amended and Restated Indenture dated October 29, 2008 (the “Restated Indenture”) governing the Company’s outstanding 12 1/2% Senior Secured Notes due 2012 and 15% Senior Secured Notes due 2009 (collectively, the “Notes”).

The Restated Indenture obligated us to pay all accrued interest on the outstanding Notes due and owing on April 1, 2009, which obligation we breached. Our nonpayment of such interest, in the aggregate sum of $4.29 million, on April 1, 2009 constituted an Event of Default pursuant to (and as defined under) the Restated Indenture upon the continuation of such default for thirty days thereafter, or as of May 1, 2009. The above Event of Default entitles holders of at least 25% of the aggregate outstanding principal amount of the Notes to declare the principal amount of all Notes, together with any accrued and unpaid interest thereon, immediately due and payable.

As disclosed in our annual report for the year ended December 31, 2008 filed with the Commission on March 31, 2009, the continuing turmoil and slowdown in transaction activity occurring in the U.S. and global credit markets since September and October 2008, as compounded by the sharp fall in operating revenues and stock prices of many publicly traded E&P companies caused by the decline in oil and natural gas prices to their lowest levels since 2001, have made it extremely difficult for below-investment grade companies such as the Company to raise debt or equity capital in the U.S. markets. As a result, we have been unable to obtain the loan and equity commitments required to meet our maturing obligations under the Notes or to generate cash flow from our operations sufficient to meet cash interest payment requirements. Currently, we have not identified a means for making the cash interest payments due April 1, 2009 or for repaying either the 12 1/2% Senior Secured Notes which became due in October 2008, or the 15% Senior Secured Notes when they become due on June 15, 2009.

As also disclosed previously, we have engaged a financial advisor to advise the Company on courses of action available to us, including, without limitation, available financing and capital restructuring alternatives, targeted cost reductions, the sale of assets and the sale or merger of the Company. If we are not able to successfully implement one or more of these strategies, or in order for us to implement one or more of these strategies, we may voluntarily seek protection under the U.S. Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2009		Baseline Oil & Gas Corp.

	By:	/s/ Patrick H. McGarey
Name: Patrick H. McGarey
Title: Chief Financial Officer